Filed pursuant to Rule 424(b)(3)
Registration No. 333-176464

ONCOR ELECTRIC DELIVERY COMPANY LLC

SUPPLEMENT NO. 3 TO

MARKET MAKING PROSPECTUS DATED

JULY 24, 2012

THE DATE OF THIS SUPPLEMENT IS NOVEMBER 21, 2012

On November 21, 2012, Oncor Electric Delivery Company LLC filed the attached

Current Report on Form 8-K with the Securities and Exchange Commission.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported) – November 19, 2012

ONCOR ELECTRIC DELIVERY COMPANY LLC

(Exact name of registrant as specified in its charter)

DELAWARE	333-100240	75-2967830
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1616 Woodall Rodgers Freeway, Dallas, Texas 75202

(Address of principal executive offices, including zip code)

Registrants’ telephone number, including Area Code – (214) 486-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On November 19, 2012, Oncor Electric Delivery Company LLC (“Oncor”) accepted the early exercise of all outstanding stock appreciation rights (“SARs”) issued to date pursuant to Oncor’s Stock Appreciation Rights Plan (the “SARs Plan”) pursuant to the terms described below. The early exercise was permitted by the Board of Directors of Oncor (the “Board”) pursuant to the provision of the SARs Plan that permits the Board to accelerate the vesting and exercisability of SARs.

The early exercise of SARs entitles each participant in the SARs Plan, including Oncor’s named executive officers (“NEOs”), to: (1) an exercise payment (the “Exercise Payment”) equal to the number of SARs exercised multiplied by the difference between $14.54 and the base price of the SARs (as stated in the award letter for each SARs grant); and (2) the accrual of interest on all dividends declared to date with respect to the SARs, and no further dividend accruals. Additionally, each NEO currently employed by Oncor has agreed to defer payment of a portion of his Exercise Payment until the earlier of November 7, 2016 or the occurrence of an event triggering SAR exercisability pursuant to Section 5(c)(ii) of the SARs Plan. A copy of the SARs Plan was filed as exhibit 10(r) to our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Securities and Exchange Commission on March 3, 2009.

As a result of the early exercise of the SARs, the NEOs are entitled to the following Exercise Payments, less withholding for applicable taxes: Robert S. Shapard, Chairman and Chief Executive, $17,025,000; David M. Davis, Senior Vice President and Chief Financial Officer, $2,724,000; Don J. Clevenger, Senior Vice President, External Affairs, $2,724,000; Charles W. Jenkins, former Senior Vice President (retired April 2012), $2,832,960; and E. Allen Nye, Jr., Senior Vice President, General Counsel and Secretary, $1,041,506. In addition, after the withholding of all applicable taxes, the following NEOs have agreed to defer from their Exercise Payments the following amounts, to be paid at a later date as described above: Mr. Shapard, $2,957,400; Mr. Davis, $473,184; Mr. Clevenger, $473,184; and Mr. Nye, $147,966. The Exercise Payments for each NEO other than Mr. Nye are based on a base price of $10.00 per SAR, and Mr. Nye’s Exercise Payment is based on a base price of $12.25 per SAR. Additionally, Oncor will begin to accrue interest on dividends for the following NEOs in the following amounts: Mr. Shapard, $5,104,817; Mr. Davis, $816,771; Mr. Clevenger, $816,771; and Mr. Nye, $250,649.

ITEM 8.01. OTHER EVENTS.

On November 19, 2012, Oncor accepted the early exercise of all outstanding SARs issued to date pursuant to Oncor’s Director Stock Appreciation Rights Plan (the “Directors’ SARs Plan”) on terms identical to those offered participants in the SARs Plan. Exercise Payments under the Directors’ SARs Plan will be made using a base price of $10.00 per SAR, the base price of all currently outstanding SARs issued under the Directors’ SARs Plan.

Oncor anticipates that the aggregate Exercise Payments paid to participants in the SARs Plan and the Directors’ SARs Plan will amount to approximately $64 million, and that it will begin to accrue interest on approximately $18.1 million in aggregate dividends.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ONCOR ELECTRIC DELIVERY COMPANY LLC

By:	/s/ Richard C. Hays
Richard C. Hays Controller

Dated: November 21, 2012